Exhibit 5(b)

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

617 542 2241 fax

April 21, 2005

Manulife Financial Corporation

200 Bloor Street East

Toronto, Ontario, Canada M4W 1E5

Re:  John Hancock Life Insurance Company SignatureNotesSM

Ladies and Gentlemen:

We have acted as special United States legal counsel to Manulife Financial Corporation, a Canadian corporation (“Manulife”) and indirect parent of John Hancock Life Insurance Company, a Massachusetts corporation (the “Company”), for the sole purpose of rendering a legal opinion as to certain matters of United States law in connection with the joint Registration Statement on Form F-3 (the “Registration Statement”) filed by Manulife and the Company with the Securities and Exchange Commission (the “Commission”) on April 21, 2005. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of $2,500,000,000 in initial offering price of the Company’s SignatureNotesSM, which are medium term notes with maturities of twelve months or more from the date of issue (the “Notes”), and (b) the full and unconditional subordinated guarantee of the Company’s payment obligations under the Notes by Manulife. The Notes are to be (i) issued under an Indenture, dated as of June 15, 2002, as amended on January 16, 2003 (the “Indenture”), as supplemented by a Second Supplemental Indenture to be entered into by the Company and JPMorgan Chase Bank, N.A., as trustee (the “Second Supplemental Indenture”); (ii) sold pursuant to the terms of a Selling Agent Agreement to be entered into by the Company and the agents named therein (the “Selling Agent Agreement”); and (iii) guaranteed by Manulife pursuant to the terms of a Subordinated Guarantee to be executed by Manulife (the “Subordinated Guarantee”). The Indenture, the Second Supplemental Indenture, the Selling Agent Agreement and the Subordinated Guarantee are being filed as exhibits to the Registration Statement.

In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the Second Supplemental Indenture; (iv) the Selling Agent Agreement; (v) the Subordinated Guarantee and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Manulife, certificates of officers or other representatives of Manulife, certificates of public officials and others, and such other agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Members of our firm are admitted to the Bars of the Commonwealth of Massachusetts and the State of New York, and we do not express any opinion as to the laws of any jurisdictions other than the United States, the Commonwealth of Massachusetts and the State of New York. Insofar as the opinions expressed herein relate to matters governed by the laws of Canada, we have relied upon the opinion of Torys LLP, special legal counsel in Canada for Manulife, dated April 21, 2005, filed as Exhibit 5(c) to the Registration Statement (“Torys Opinion”). No opinion is expressed herein with respect to the qualification of the Subordinated Guarantee under the

Boston New York Reston Washington New Haven

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Manulife Financial Corporation

April 21, 2005

securities or blue-sky laws of any state or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, we are of the opinion that, when the Second Supplemental Indenture, Selling Agent Agreement and Subordinated Guarantee are executed by the parties thereto and when each series of Notes has been issued and sold in accordance with the terms of the Indenture, the Second Supplemental Indenture, the Selling Agent Agreement and the Subordinated Guarantee, Manulife’s obligations under the Subordinated Guarantee with respect to such Notes will constitute legal, valid and binding obligations of Manulife, enforceable against Manulife in accordance with the terms of the Subordinated Guarantee.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

For purposes of the opinions rendered above, we have assumed at or prior to the time of the delivery of the Notes, (i) the Board of Directors (or the relevant equivalent) of Manulife shall have duly approved, authorized and executed the Subordinated Guarantee and Indenture and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Subordinated Guarantee. We have also assumed that none of the terms of the Subordinated Guarantee, nor the issuance and delivery of such security, nor the compliance by Manulife with the terms of such Subordinated Guarantee will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon Manulife, or any restriction imposed by any court or governmental body having jurisdiction over Manulife.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special United States legal counsel to Manulife, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express prior written consent, provided that Torys LLP may rely on this opinion in connection with the Torys Opinion.

Boston New York Reston Washington New Haven

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Manulife Financial Corporation

April 21, 2005

Very truly yours,
/s/ MINTZ, LEVIN, COHN, FERRIS,
GLOVSKY AND POPEO, P.C
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston New York Reston Washington New Haven